Securities and Exchange Commission

                      Washington, DC  20549

                            Form 8 - K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
                                   of 1934

                 Date of Report April 24, 2001

                  Sterling Financial Corporation
      (Exact name of registrant as specified in its charter)


   Pennsylvania                 0-16276
(State or other     (Commission File Number)
   jurisdiction
of incorporation)

                          23-2449551
        (IRS Employer Identification No.)

101 North Pointe Boulevard, Lancaster, Pennsylvania   17601-4133
      (Address of principal executive offices)                     (Zip Code)

Registrant's Telephone number, including area code:
  (717) 581-6030
                            N/A
(Former name or former address, if changed since last
                             report)

Item 1.     Changes in Control of Registrant.

          Not Applicable.

Item 2.    Acquisition or Disposition of Assets.

          Not Applicable.

Item 3.    Bankruptcy or Receivership.

          Not Applicable.

Item 4.    Changes in Registrant's Certifying Accountant.

          Not Applicable.

Item 5.    Other Events.

                     On April 24, 2001, Sterling Financial Corporation
                issued a press release reporting quarter earnings.
               The aforementioned is attached as Exhibit 99.1
                to this Current Report on Form 8-K.

Item 6.    Resignations of Registrant's Directors.

          Not Applicable.

Item 7.    Financial Statements and Exhibits.

          (a)    Not Applicable.

                    (b)    Not Applicable.

                    (c)    Exhibit:

                            99.1   Press Release of Sterling
                                   Financial Corporation,
                                   dated April 24, 2001.

Item 8.    Change in Fiscal Year.

          Not Applicable.

Item 9.   Regulation FD Disclosure.

          Not Applicable.




                             SIGNATURES
     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                            Sterling Financial Corporation
                            (Registrant)

                            By: __________________________
                                John E. Stefan, President and
                               Chief Executive Officer


DATE     May 2, 2001

                          EXHIBIT INDEX


                                                      Page Number in
                                                      Manually Signed
    Exhibit                                              Original
     99.1       Press Release, of
                  Sterling Financial
                  Corporation
                  dated April 24, 2001.

                            Exhibit 99.1


STERLING FINANCIAL CORPORATION
REPORTS INCREASED FIRST QUARTER EARNINGS


     LANCASTER, PA (April 24, 2001)   Sterling Financial
Corporation (NASDAQ:SLFI) announces increased earnings for the quarter ended March 31, 2001.

     Sterling's basic and diluted earnings per share totaled
$.38 for the quarter ended March 31, 2001, versus $.37 in 2000, an increase of 2.7%. Net income was $4,744,000 for the quarter ended March 31, 2001, an increase of $65,000, or 1.4%, over first quarter 2000 net income of $4,679,000.

     Total assets increased to $1,765,916,000 at March 31, 2001, an increase of 11.2% from $1,587,917,000 at March 31, 2000.
Growth was specifically noted in loans, which increased $64,954,000, or 6.7%, from $975,416,000 at March 31, 2000 to
$1,040,370,000 at March 31, 2001. Total deposits increased 8.9% to $1,455,744,000 at March 31, 2001 from $1,337,297,000 at March
31, 2000.

     John E. Stefan, Chairman, President and CEO, noted, "We are pleased that we were able to post increased earnings for the first quarter of 2001 compared to the same quarter in 2000.
This increase was achieved despite a challenging interest rate environment, in which the Federal Reserve lowered rates three times. These rate decreases continue to put short-term pressure on our net interest margin, as our variable rate interest earning assets reprice faster than we can reprice our deposit liabilities."

     Stefan added, "We are encouraged with the internal growth that Sterling has been able to achieve during the past 12 months. Noninterest income (excluding securities gains) has increased 10.1%, loans have grown by 6.7%, and our deposit base has increased by 8.9% since March 31, 2000. This internally generated growth, combined with a lower interest rate environment, and core processing computer system conversion should provide us continuing momentum in Building a New
Sterling' and increasing shareholder value."   Stefan added, "As
previously announced, the Corporation continues with its open market repurchase program as part of its continuing effort to enhance long-term shareholder value."

     Sterling Financial Corporation presently operates 49 banking locations in south central Pennsylvania and northern Maryland, through its financial affiliates, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, and the First National Bank of North East and Bank of Lebanon County.

     This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Sterling's filings with the Securities and Exchange Commission.

     Contact:  John E. Stefan, Chairman, President and CEO (717)
581-6030.




















































Sterling Financial Corporation
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

                                   Quarter Ended March 31,
                                      2001       2000
EARNINGS
   Interest income                 $   29,336 $   26,834
   Interst expense                     15,631     13,037
   Net interest income                 13,705     13,797
   Provision for loan losses              302        150
   Noninterest income                   9,515      8,640
   Securities gains                       479        260
   Noninterest expense                 17,380     16,379
   Net income                           4,744      4,679

PER SHARE DATA
   Basic and diluted earnings
    per share                      $     0.38 $     0.37
   Dividends per share                  0.190      0.185
   Book value per realized share        11.09      10.51

PERIOD-END BALANCES
   Securities                      $  501,754 $  440,480
   Loans                            1,040,370    975,416
   Allowances for loan losses          11,174     12,017
   Total assets                     1,765,916  1,587,917
   Deposits                         1,455,744  1,337,297
   Borrowed funds                     132,348    109,053
   Stockholders' equity               146,402    123,661

RATIOS
   Return on average assets             1.12%      1.20%
   Return on average realized equity   14.02%     14.35%
   Allowance for loan losses to
     total loans                        1.07%      1.23%
   Allowance for loan losses to
     nonperforming loans                 118%       278%
   Nonperforming loans to total loans   0.91%      0.44%